Exhibit 99.1

Hawthorn Bancshares Announces TARP Repayment and First Quarter Results

Jefferson City, Mo. — May 15, 2013 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today announced that it has repaid Capital Purchase Program funds (commonly referred to as TARP) totaling $18.3 million, plus accrued dividends, to the U.S. Treasury. Hawthorn has now redeemed all $30.3 million of the Series 2008 preferred stock that was originally issued to the U.S. Treasury under the program.

“Repayment of our TARP funds is a significant milestone for Hawthorn. This action reflects the strength of our balance sheet and with the economic recovery gaining momentum, it was time to redeem the Treasury’s investment.” said David Turner, Chairman and CEO of Hawthorn Bancshares, Inc. “With the absence of any requirement to raise equity, this is clearly in the best interests of our shareholders.”

Since receiving the TARP investment, Hawthorn has paid the U.S. Treasury approximately $6 million in preferred stock dividends and has never missed a quarterly dividend payment. “We believe the U.S. Treasury made a sound investment in Hawthorn and obviously, it has earned a healthy return on that investment.” said Turner.

In other news, Hawthorn also announced today the consolidated financial results for the Company for the first quarter ended March 31, 2013.

Due largely to a $2.3 million other real estate impairment expense, Hawthorn realized a net loss for the first quarter of $0.1 million. This compares to the Company’s $1.5 million net income for the first quarter of 2012. On a per share basis, Hawthorn reported a $0.09 per diluted common share loss for the three months ended March 31, 2013, versus positive earnings per common share of $0.20 for the first quarter of 2012. Financial results were reduced by accrued dividends and accretion of $0.3 million on preferred stock issued to the U.S. Treasury under the Capital Purchase Program for the first quarter of 2013 compared to $0.5 million for the same period in 2012. The preferred dividend reduction for the quarter results from repaying $12.0 million of the company’s TARP obligation on May 9, 2012.

Commenting on earnings performance, Chairman Turner said, “The core performance of Hawthorn – what we earn accumulating deposits and using those funds to make loans and other investments, along with fee income, minus our expenses – remains strong. However, significant other real estate owned negative valuation adjustments more than offset first quarter 2013 core earnings. The main driver of the Company’s first quarter loss is exposure in two commercial real estate properties in Branson, Missouri which continue to deteriorate in value.”

Operating Results
Net Interest Income
Net interest income for the quarter ended March 31, 2013 was $9.7 million compared to $10.8 million for the same period in 2012. The decrease is attributed to the Company’s net interest margin declining from 3.98% at March 31, 2012 to 3.65% for the first quarter of 2013. In commenting on the margin, Chairman Turner said “With non-performing assets at $61.8 million, significant downward pressure on the company’s margin exists. Our net interest margin will improve as non-performing assets are restored to earning asset status.”

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2013 was $3.0 million compared to $2.0 million for the same period in 2012. The increase is attributed to higher real estate lending activity experienced during the first quarter of 2013 compared to 2012 and related gain on sale of mortgage loans, as well as, the positive impact of the change in fair value of mortgage servicing rights in 2013 as compared to 2012. Non-interest expense for the three months ended March 31, 2013 was $11.9 million compared to $9.5 million for first quarter 2012. The increase is primarily attributed to the aforementioned other real estate owned valuation adjustment.

Loan Loss Reserve
Hawthorn’s level of non-performing loans decreased to 4.63% of total loans at March 31, 2013, from 5.92% at March 31, 2012 and 4.65% at December 31, 2012. Net charge-offs for the quarter were $1.3 million compared to $0.9 million for the first quarter of 2012. Improvement in asset quality reflected positively on the Company’s loan loss provision requirement for the first quarter of 2013. The provision for loan losses for the quarter ended March 31, 2013 was $1.0 million compared to $1.7 million for the quarter ended March 31, 2012.

The total allowance for loan losses at March 31, 2013 was $14.5 million, or 1.74% of outstanding loans and 37.66% of non-performing loans. At December 31, 2012, the total allowance for loan losses was $14.8 million, or 1.75% of outstanding loans and 37.70% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio as of March 31, 2013 and December 31, 2012, respectively.

Financial Condition
Comparing March 31, 2013 balances with December 31, 2012, total assets remained stable at $1.2 billion. Continued soft loan demand resulted in loans, net of the allowance for loan losses, decreasing 1.5% to $819.7 million. With low loan demand, the Company’s next highest yielding asset category is investment securities which increased 15.9% to $232.0 million. Cash & due from banks decreased 25.5% to $43.9 million. Total deposits increased 0.9% to $999.9 million. During the same period, stockholders’ equity decreased 1.4% to $90.9 million or 7.7% of total assets. At 16.84% and 10.09% of total assets, total risk based and leverage capital ratios far exceed “well-capitalized” regulatory minimums of 10.00% and 5.00% respectively. If today’s TARP redemption had been effective on March 31, 2013, Hawthorn Bancshares still would have surpassed the regulatory guidelines for a well-capitalized institution, with a total risk based capital ratio of 14.74%, and a leverage ratio of 8.03%.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2013	December 31, 2012

Loans, net of allowance for loan losses	$819,711	$832,142
Investment securities	231,991	200,246
Total assets	1,186,319	1,181,606
Deposits	999,880	991,275
Common stockholders’ equity	72,861	74,243
Total stockholders’ equity	90,910	92,220
	Three Months	Three Months
Statement of income information:	Ended March 31, 2013	Ended March 31, 2012

Total interest income	11,545	12,646
Total interest expense	1,816	1,831

Net interest income	9,729	10,815
Provision for loan losses	1,000	1,700
Noninterest income	3,007	1,970
Noninterest expense	11,934	9,480

Pre-tax (loss) income	(198)	1,605
Income taxes	(62)	154

Net (loss) income	(136)	1,451
Dividends & accretion on preferred stock issued to U.S. Treasury	295	489

Net income available to common shareholders	(431)	962

(Loss) Earnings Per Common Share:
Basic:	$(0.09)	$0.20
Diluted:	$(0.09)	$0.20
Key financial ratios:	March 31, 2013	March 31, 2012

Return on average assets	(0.05)%	0.49%
Return on average common equity	(2.33)%	5.21%
	March 31, 2013	December 31, 2012

Allowance for loan losses to total loans	1.74%	1.75%
Nonperforming loans to total loans	4.63%	4.65%
Nonperforming assets to loans and foreclosed assets	7.20%	7.23%
Allowance for loan losses to nonperforming loans	37.66%	37.70%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Liberty, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.